Exhibit 10.13


June 23, 1995


Mr. G. L. Nichols
EVP and Chief Operating Officer
CSX Transportation, Inc.

Mr. Nichols:

This will confirm our understanding of the terms of a special incentive opportunity which has been established for you.

Accomplishment of part or all of the following by December 31, 1997 will qualify you for an award of up to 5,000 shares of CSX stock, payable in February of 1988:

1. Achievement of a Safety Frequency Index of 1.0 or better for the Operating Department for the 1997 calendar year,

2.  Achievement of a 75 percent Operating Ratio for the 1997 calendar year,

3.  Reduction in customer complaints by 20% over the January- June 1995 average,

4.  PIT savings of $412 million during the 1995-1997 period,

5.  Substantial improvements in customer service  measures,   e.g., dock-to-dock
    performance,  Intermodal service, and Q train performance, and,

6.  Accomplishment of your key MICP goals during the 1995-1997 plan years.

Payment of this special incentive will be contingent upon your continuous employment through December 1997 and approval by John W. Snow, Chairman and CEO, and the CSX Board of Directors. Dividends will not be paid on the 5,000 shares until they are awarded.

Please indicate your concurrence with these terms by signing below. I look forward to working with you to accomplish these challenging objectives.




A. R. Carpenter



Accepted:  G. L. Nichols, EVP and Chief Operating Officer
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